Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

ANNOUNCES THE OPENING OF ITS TENTH BRANCH AND

REPORTS EARNINGS

FOR THE THIRD QUARTER OF 2007

Midlothian, Virginia, October 26, 2007. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today that it has opened its tenth branch at the Forest Office Park in Henrico County.

“We are pleased to be expanding our presence in Henrico County with the addition of this new branch at Forest Office Park,” said Mr. Winfree. “Having previously opened a new branch at Willow Lawn in May 2006, we are approaching our goal of being the premier financial institution in the Richmond metropolitan area.”

The Company also reported today its net income for the three months ended September 30, 2007 of $259,000 or $0.09 per fully diluted share, compared to net income of $474,000 or $0.18 per fully diluted share for the same period in 2006. Net income for the third quarter of 2007 represents a decrease of $215,000, or 45%, over the same period in 2006. Net income for the first nine months of 2007 amounted to $795,000 or $0.29 per fully diluted share, compared to net income of $1,098,000 or $0.48 per fully diluted share for the same period in 2006. This represents a decline in net income of $303,000, or 28%, for the first nine months of 2007 compared to the same period in 2006.

Mr. Winfree commented, “I am not disappointed in our earnings given the difficult operating environment for banks in the third quarter. Our net interest margin has declined by 67 basis points from third quarter 2006 to third quarter 2007 due to an increasing cost of funds. In addition, we have opened two new branches since September 30, 2006. Both of these factors continue to have a negative effect on earnings.”

Mr. Winfree continued, “On the positive side, our loan growth for the first nine months was higher than we expected and asset quality in general remains good. During the third quarter, we made progress toward reducing nonperforming assets that had a detrimental effect on third quarter earnings. The fourth quarter of 2007 should benefit from our efforts in this regard.”

Craig D. Bell, Chairman of the Board of Directors, added, “The board of directors and management recently completed a strategic planning session, the focus of which was improving earnings. While not abandoning our growth strategy, we will be focusing more attention on earnings. However, the recent reduction of the discount rate by 0.5% by the Federal Reserve will have a negative impact on earnings in the short-term as a significant portion of our loan portfolio is tied to the prime interest rate.”

Net interest income for the three months ended September 30, 2007 was $3,067,000, an increase of $333,000, or 12%, over net interest income of $2,734,000 for the same period in 2006. This increase in net interest income is attributable to the growth of our loan portfolio, from $218,390,000 at September 30, 2006 to $301,562,000 at September 30, 2007. Additionally, noninterest income of $826,000 for the third quarter of 2007 is $223,000 higher than noninterest income of $603,000 for the third quarter of 2006. This increase in noninterest income is primarily a result of increased gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

Noninterest expense increased by $756,000 from the third quarter of 2006 to the third quarter of 2007, primarily as a result of the growth of the Company, including the addition of two new branches since September 30, 2006. The increases in noninterest expense from the third quarter of 2006 to the third quarter of 2007 were in every category, with the largest increases occurring in salaries and benefits of $259,000, occupancy and equipment costs of $79,000, loan underwriting costs of $44,000 and taxes other than income of $36,000.

Stockholders’ equity totaled $26,566,000 at September 30, 2007, which represented a book value of $10.31 per share. This represents an increase of $0.30 per share over the $10.01 book value per share at December 31, 2006. For regulatory purposes, the Company’s capital includes $8,764,000 in trust preferred securities issued in February 2005 and September 2007, bringing total regulatory capital to $35,330,000. At September 30, 2007, the Bank exceeded all regulatory capital requirements.

Mr. Winfree noted, “Our goal as a community bank has always been to be the premier community bank serving the Richmond metropolitan area. To do this, we will need to continue to grow our branch network to be convenient to the majority of people in the Richmond metropolitan area. We recognize that growth requires some investment of earnings; however, we continue to be mindful that we must obtain a return on investment that will reward our shareholders.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has ten branch offices and there are no more branch openings planned for the remainder of 2007. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2006 and other filings with the Securities and Exchange Commission.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2007	2006
Balance Sheet Data	(Unaudited)

Total assets	$ 362,483	$ 291,218
Investment securities	22,993	12,788
Loans held for sale	2,194	3,149
Loans, net	298,321	238,498
Deposits	311,895	253,310
Borrowings	22,296	9,859
Stockholders' equity	26,566	25,644
Book value per share	$ 10.31	$ 10.01
Total shares outstanding	2,575,985	2,562,088

Asset Quality Ratios
Allowance for loan losses to
Loans, net	1.07%	1.06%
Nonaccrual loans	104.95%	91.12%
Nonperforming assets to loans	1.02%	1.16%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Selected Operating Data	(Unaudited)		(Unaudited)

Interest income	$ 6,798	$ 5,213	$ 18,645	$ 13,552
Interest expense	3,731	2,479	9,901	6,079
Net interest income before
provision for loan losses	3,067	2,734	8,744	7,473
Provision for loan losses	244	118	812	482
Noninterest income	826	603	1,970	1,816
Noninterest expense	3,257	2,501	8,697	7,143
Income tax expense	133	244	410	566
Net income	259	474	795	1,098
Income per share
Basic	$ 0.10	$ 0.19	$ 0.31	$ 0.51
Diluted	$ 0.09	$ 0.18	$ 0.29	$ 0.48

Performance Ratios
Return on average assets	0.29%	0.69%	0.33%	0.62%
Return on average equity	3.83%	7.50%	4.02%	6.96%
Net interest margin	3.71%	4.38%	3.89%	4.57%
Efficiency	83.68%	74.93%	81.17%	76.90%